Exhibit 50

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this amendment to Schedule 13D. This Joint Filing Agreement shall be included as an Exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby executed this Agreement.

Date: November 10, 2020

MA 1994 B SHARES, L.P.

MA 1994 B SHARES, INC.

MICKY ARISON

JMD DELAWARE, LLC

JAMES M. DUBIN

ARTSFARE 2005 TRUST NO. 2

SUNTRUST DELAWARE TRUST COMPANY

VERUS PROTECTOR, LLC

NICKEL 2015-94 B TRUST

By:     Richard L. Kohan, Attorney-in-fact

/s/ Richard L. Kohan

KLR, LLC

By:     Richard L. Kohan, President

/s/ Richard L. Kohan

/s/ Richard L. Kohan

RICHARD L. KOHAN